EX-99(d)(2)(ii)


                   NEUBERGER BERMAN MANAGEMENT INCORPORATED
                            SUB-ADVISORY AGREEMENT

                                  SCHEDULE A


The Series of Income Managers Trust currently subject to this Agreement are as follows:

Neuberger Berman Cash Reserves Portfolio           July 2, 1993
Neuberger Berman Government Money Portfolio        July 2, 1993
Neuberger Berman High Yield Bond Portfolio         March 2, 1998
Neuberger Berman Institutional Money Market        March 7, 2000
Portfolio
Neuberger Berman Limited Maturity Bond Portfolio   July 2, 1993
Neuberger Berman Municipal Money Portfolio         July 2, 1993
Neuberger Berman Municipal Securities Portfolio    July 2, 1993